EXHIBIT 11.2

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CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
(in thousands of dollars except per share amounts)
Twenty-four Weeks Ended July 19, 1997 and July 20, 1996

                                        Twenty-four Weeks Ended
                                       ------------------------
                                          July 19,     July 20,
                                            1997         1996
                                         ---------    ---------
Primary:

  Net loss applicable to common shares:  $ (1,027)    $ (2,934)
                                         =========    =========

Shares (in thousands of shares):

  Weighted average number of
    common shares outstanding              17,309       17,219

  Shares issuable under employee
    stock plans - weighted average             31           38

  Dilutive effect of exercise of
    certain stock options                     103           28

  Less:  Treasury stock - weighted
    average                                (5,565)      (3,303)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                            11,878       13,982
                                         =========    =========

Net loss per common and
    common equivalent shares             $  (0.09)    $  (0.21)
                                         =========    =========
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